Exhibit 99.1

Press Release

For Immediate Release

Contacts:	Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Third Quarter Earnings for 2018

Conference Call and Webcast Scheduled for Tuesday, October 23, 2018 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

•	Net income was $8.3 million, or $0.48 diluted earnings per share
•	Total loans, including loans held for sale of $378.9 million, increased by $194.3 million, or 49.2% annualized growth, from the end of the prior quarter
•	Total deposits increased by $140.6 million, or 39.1% annualized growth, from the end of the prior quarter
•	RBB’s acquisition of First American International Corp. (“FAIC”) was completed on October 15, 2018

Los Angeles, CA, October 22, 2018 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced financial results for the quarter ended September 30, 2018.

The Company reported net income of $8.3 million, or $0.48 diluted earnings per share, for the three months ended September 30, 2018, compared to net income of $9.4 million, or $0.54 diluted earnings per share, and $6.6 million, or $0.42 diluted earnings per share, for the three months ended June 30, 2018 and September 30, 2017, respectively.

“We had a very strong quarter of business development activity, generating exceptional loan growth driven by continued momentum in mortgage and commercial real estate originations and a return to our previous level of SBA loan production,” said Mr. Alan Thian, Chairman, President and CEO. “We recorded a lower gain on loan sales than expected as the usual buyers for our residential mortgage loan production had less capacity for purchases in the third quarter.  We anticipate selling more of our loans held-for-sale into traditional secondary market channels, which we currently believe should result in higher gain-on-sale income during the fourth quarter.  Our loan pipeline remains strong, although we expect our loan growth to be more heavily weighted towards our commercial and commercial real estate portfolios as we resume selling more of our residential mortgage production.

“On October 15, 2018, we closed the acquisition of First American International Corp. adding over $800 million in assets and eight branches in the New York market.  We are pleased to have FAIC directors Raymond Yu and Alfonso Lau join our Board.  We look forward to capitalizing on the synergies projected for this transaction and enhancing the value of our franchise as we grow our presence in the New York area,” said Mr. Thian.

Key Performance Ratios

Net income of $8.3 million for the third quarter of 2018 produced an annualized return on average assets of 1.73%, an annualized return on average tangible common equity of 12.70%, and an annualized return on average equity of 11.34%.  This compares to an annualized return on average assets of 2.18%, an annualized return on average tangible common equity of 15.13%, and an annualized return on average equity of 13.45% for the second quarter of 2018.  The efficiency ratio for the third quarter of 2018 was 41.76%, compared to 39.72% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $18.6 million for the third quarter of 2018, compared to $17.8 million for the second quarter of 2018.  The increase was primarily attributable to a $163.6 million increase in average earning assets, partially offset by a decrease of 26 basis points in the net interest margin.  Accretion of purchase discounts contributed $208,000 to net interest income in the third quarter of 2018, compared to $921,000 in the second quarter of 2018. The decrease in accretion income was due to decreased loan payoff activity in our purchased loan pools.

Compared to the third quarter of 2017, net interest income, before provision for loan losses, increased from $14.7 million. The increase was primarily attributable to a $305.8 million increase in average earning assets, combined with a 20 basis point increase in the net interest margin.

Net interest margin was 4.11% for the third quarter of 2018, a decrease from 4.37% in the second quarter of 2018. The decrease was primarily attributable to a 7 basis point decrease in the yield on earning assets resulting from lower loan discount accretion and lower yields on loans, together with a higher cost of deposits.  Loan discount accretion contributed 5 basis points to the net interest margin in the third quarter of 2018, compared to 23 basis points in the second quarter of 2018.

Noninterest Income

Noninterest income was $2.1 million for the third quarter of 2018, a decrease of $688,000 from $2.8 million in the second quarter of 2018.  In the third quarter, gain on loan sales decreased by $960,000.

The Company sold $15.1 million in mortgage loans for a net gain of $308,000 during the quarter ended September 30, 2018, compared to $52.9 million in mortgage loan sales for a net gain of $1.2 million during the quarter ended June 30, 2018. The decrease in mortgage loan sales is believed to be temporary as we currently expect to sell a greater volume of mortgages in the fourth quarter. The Company originated $113.1 million in mortgage loans for sale for the quarter ended September 30, 2018, compared with $105.8 million during the quarter ended June 30, 2018.

The Company sold $23.8 million in SBA loans for a net gain of $817,000 during the third quarter of 2018, compared to $18.2 million in SBA loans sold for a net gain of $885,000 during the second quarter of 2018.  SBA loan originations for the third quarter were $20.0 million, compared to $11.1 million for the second quarter of 2018. The increase in SBA loan originations was attributable to the hiring of new SBA business development officers.

Compared to the third quarter of 2017, noninterest income decreased by $1.7 million. The decrease was primarily attributable to a $1.5 million decline in gain on loan sales, and a decline of $177,000 in loan servicing fees.  The decrease in loan servicing fees is due to the prepayment of SBA loans.

Noninterest Expense

Noninterest expense for the third quarter of 2018 was $8.7 million, compared to $8.2 million for the second quarter of 2018.  The increase was primarily attributable to a $207,000 increase in salaries and employee benefits expense and an $180,000 increase in occupancy and equipment expenses.

Compared to the third quarter of 2017, noninterest expense increased from $7.2 million to $8.7 million. The $1.5 million increase was primarily due to an increase in salaries and employee benefits of $738,000, occupancy and equipment expenses of $309,000, and other expenses of $169,000.  The increase in salary expense is attributable to additional staff for expansion.  The increase in occupancy expense is mainly due to rent at our Irvine location and temporary space for units pending the completion of our new headquarters office.  The increase in other expenses is attributable to merger expenses of $348,000 and provision for unfunded commitments of $66,000.

Income Taxes

The effective tax rate was 19.7% (including the impact of a deduction for stock options exercised in the amount of $991,000) for the three months ended September 30, 2018, 19.5% (including the impact of a deduction for stock options exercised in the amount of $1.1 million) for the three months ended June 30, 2018, and 37.8% for the three months ended September 30, 2017.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $1.4 billion as of September 30, 2018, an increase of $97.1 million, or 30.0% annualized growth, from $1.3 billion at June 30, 2018, and an increase of $184.7 million, or 15.4%, from $1.2 billion at September 30, 2017.  The increase in loans held for investment from the end of the prior quarter was primarily attributable to growth in the commercial real estate and residential real estate portfolios.

Mortgage loans held for sale were $378.9 million as of September 30, 2018, an increase of $97.2 million from $281.8 million at June 30, 2018.

Deposits

Deposits were $1.6 billion at September 30, 2018, an increase of $140.6 million, or 39.1% annualized growth, from $1.4 billion at June 30, 2018, and an increase of $246.7 million, or 18.7%, from $1.3 billion at September 30, 2017. The increase in total deposits from the end of the prior quarter was attributable to growth in interest-bearing non-maturity deposits and certificates of deposit (including $107.9 million in brokered CDs), partially offset by decreases in noninterest-bearing demand deposits.  Excluding brokered deposits, total deposits increased $32.6 million from June 30, 2018, or 9.1% annualized growth.

Noninterest-bearing deposits decreased to $287.3 million as of September 30, 2018, compared to $306.4 million at June 30, 2018.  The decrease is due to one large customer moving noninterest-bearing deposits to money market deposits.  Compared to September 30, 2017 noninterest-bearing deposits decreased $300,000 from $287.6 million.

Asset Quality

Nonperforming assets totaled $6.9 million, or 0.32% of total assets at September 30, 2018, an increase from $6.8 million, or 0.38%, of total assets at June 30, 2018.  Nonperforming assets consist of Other Real Estate Owned (foreclosed properties), loans modified under troubled debt restructurings (TDR), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due increased to $1.4 million at September 30, 2018, from $1.1 million at June 30, 2018.

There was one charge-off for $175,000 during the third quarter of 2018.

The Company recorded a provision for loan losses of $1.7 million for the third quarter of 2018, which was primarily attributable to the growth in total average loans during the quarter.  The Company recorded a provision for loan losses of $700,000 during the second quarter of 2018 and $700,000 during the third quarter of 2017.

The allowance for loan losses totaled $16.2 million, or 1.17% of total loans held for investment, at September 30, 2018, compared with $14.7 million, or 1.14%, of total loans at June 30, 2018.

Properties

Our headquarters office is located at 660 South Figueroa Street, Suite 1888, Los Angeles, California. It is in downtown Los Angeles at “Metro Center” and houses our risk management unit, including compliance and BSA groups, and our single-family residential mortgage group. The lease expired in May 2018. In October 2017, the Company signed a lease for a new headquarters office at 1055 Wilshire Boulevard, Suite 1220, Los Angeles, California, to which a portion of the staff has moved. However, we will designate this location as our headquarters in the fourth quarter 2018.  In February 2018, the Company signed a lease for a new branch in Irvine, California which we opened on October 16, 2018.

Corporate Overview

RBB Bancorp is a community-based bank holding company headquartered in Los Angeles, California.  Including FAIC, the Company has total assets of approximately $2.7 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and now Brooklyn, Queens, and Manhattan in New York.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and eight branches and two loan offices in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. PDT/2:00 p.m. EDT on Tuesday, October 23, 2018, to discuss the Company’s third quarter 2018 financial results.

To listen to the conference call, please dial 1-833-659-7620 or 1-430-775-1348, passcode 5168219. A replay of the call will be made available at 1-855-859-2056 or 1-404-537-3406, passcode 5168219, approximately one hour after the conclusion of the call and will remain available through October 31, 2018.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, including our recently completed acquisition of FAIC, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2017, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Assets
Cash and due from banks	$171,553	$72,788	$53,535	$70,048	$69,552
Federal funds sold and other cash equivalents	—	—	25,000	80,000	96,500
Total cash and cash equivalents	171,553	72,788	78,535	150,048	166,052
Interest-bearing deposits in other financial institutions	600	600	600	600	100
Investment securities available for sale	87,066	61,299	82,848	64,957	55,697
Investment securities held to maturity	9,974	9,986	9,998	10,009	5,191
Mortgage loans held for sale	378,943	281,755	183,391	125,847	125,704
Loans held for investment	1,381,218	1,284,082	1,261,928	1,249,074	1,196,522
Allowance for loan losses	(16,178)	(14,657)	(13,957)	(13,773)	(11,420)
Net loans held for investment	1,365,040	1,269,425	1,247,971	1,235,301	1,185,102
Premises and equipment, net	8,119	7,502	6,687	6,583	6,300
Federal Home Loan Bank (FHLB) stock	7,738	7,738	6,770	6,770	6,770
Net deferred tax assets	7,320	7,089	6,460	6,086	9,517
Income tax receivable	1,845	2,170	272	272	—
Other real estate owned (OREO)	293	293	293	293	293
Cash surrender value of life insurance	33,380	33,180	32,980	32,782	32,578
Goodwill	29,940	29,940	29,940	29,940	29,940
Servicing assets	6,248	6,134	5,979	5,957	5,370
Core deposit intangibles	1,203	1,280	1,357	1,438	1,525
Accrued interest and other assets	27,577	25,693	21,023	14,176	12,575
Total assets	$2,136,839	$1,816,872	$1,715,104	$1,691,059	$1,642,714
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$287,274	$306,362	$316,047	$285,690	$287,574
Savings, NOW and money market accounts	462,737	424,261	399,892	411,663	362,018
Time deposits	814,953	693,783	657,565	639,928	668,700
Total deposits	1,564,964	1,424,406	1,373,504	1,337,281	1,318,292
Reserve for unfunded commitments	550	483	575	282	489
Income tax payable	—	—	1,563	—	—
FHLB advances	210,000	40,000	—	25,000	—
Long-term debt	49,637	49,601	49,564	49,528	49,492
Subordinated debentures	3,492	3,470	3,447	3,424	3,402
Accrued interest and other liabilities	13,198	12,710	10,629	10,368	10,708
Total liabilities	1,841,841	1,530,670	1,439,282	1,425,883	1,382,383
Shareholders' equity:
Shareholder's equity	296,514	287,509	276,862	265,619	260,468
Accumulated other comprehensive income (loss) - Net of tax	(1,516)	(1,307)	(1,040)	(443)	(137)
Total shareholders' equity	294,998	286,202	275,822	265,176	260,331
Total liabilities and stockholders’ equity	$2,136,839	$1,816,872	$1,715,104	$1,691,059	$1,642,714

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30, 2018	June 30, 2018	September 30, 2017
Interest and dividend income:
Interest and fees on loans	$23,445	$21,132	$17,200
Interest on interest-bearing deposits	250	209	371
Interest on investment securities	560	603	331
Dividend income on FHLB stock	132	134	118
Interest on federal funds sold and other	86	206	326
Total interest income	24,473	22,284	18,346
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,145	998	649
Interest on time deposits	2,994	2,410	2,061
Interest on subordinated debentures and other	925	920	908
Interest on other borrowed funds	793	129	—
Total interest expense	5,857	4,457	3,618
Net interest income	18,616	17,827	14,728
Provision for loan losses	1,695	700	700
Net interest income after provision for loan losses	16,921	17,127	14,028
Noninterest income:
Service charges, fees and other	640	446	518
Gain on sale of loans	1,125	2,085	2,584
Loan servicing fees, net of amortization	137	58	314
Recoveries on loans acquired in business combinations	3	5	19
Increase in cash surrender value of life insurance	200	199	219
Gain on sale of OREO	—	—	142
	2,105	2,793	3,796
Noninterest expense:
Salaries and employee benefits	4,916	4,709	4,178
Occupancy and equipment expenses	1,014	834	705
Data processing	511	487	458
Legal and professional	378	423	318
Office expenses	198	192	153
Marketing and business promotion	320	262	250
Insurance and regulatory assessments	223	213	201
Amortization of intangibles	76	77	87
OREO expenses	5	—	6
Other expenses	1,013	995	844
	8,654	8,191	7,200
Income before income taxes	10,372	11,729	10,624
Income tax expense	2,041	2,292	4,013
Net income	$8,331	$9,437	$6,611

Net income per share
Basic	$0.50	$0.58	$0.45
Diluted	$0.48	$0.54	$0.42
Cash Dividends declared per common share	$0.09	$0.09	$-

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended
	September 30, 2018	September 30, 2017
Interest and dividend income:
Interest and fees on loans	$63,651	$49,992
Interest on interest-bearing deposits	645	731
Interest on investment securities	1,722	922
Dividend income on FHLB stock	385	353
Interest on federal funds sold and other	530	628
Total interest income	66,933	52,626
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,845	1,698
Interest on time deposits	7,450	5,903
Interest on subordinated debentures and other	2,758	2,720
Interest on other borrowed funds	992	29
Total interest expense	14,045	10,350
Net interest income	52,888	42,276
Provision (recapture) for loan losses	2,579	(3,488)
Net interest income after provision (recapture) for loans losses	50,309	45,764
Noninterest income:
Service charges, fees and other	1,551	1,624
Gain on sale of loans	5,025	6,370
Loan servicing fees, net of amortization	164	571
Recoveries on loans acquired in business combinations	14	76
Increase in cash surrender value of life insurance	598	620
Gain on Sale of OREO	—	142
	7,352	9,403
Noninterest expense:
Salaries and employee benefits	14,575	12,604
Occupancy and equipment expenses	2,640	2,176
Data processing	1,471	1,264
Legal and professional	1,058	227
Office expenses	561	484
Marketing and business promotion	785	575
Insurance and regulatory assessments	645	611
Amortization of intangibles	235	268
OREO expenses	—	34
Other expenses	3,164	2,495
	25,134	20,738
Income before income taxes	32,527	34,429
Income tax expense	5,913	13,789
Net income	$26,614	$20,640

Net income per share
Basic	$1.62	$1.53
Diluted	$1.54	$1.42
Cash Dividends declared per common share	$0.26	$0.30

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$59,666	$468	3.11%	$79,065	$549	2.78%	$202,005	$815	1.60%
Securities (2)
Available for sale	67,254	478	2.82	74,836	519	2.78	43,075	276	2.54
Held to maturity	9,982	92	3.67	9,992	92	3.68	5,533	55	3.92
Mortgage loans held for sale	335,226	3,941	4.66	209,423	2,428	4.65	98,807	1,149	4.61
Loans held for investment: (3)
Real estate	942,826	13,125	5.52	885,630	12,635	5.72	766,911	10,673	5.52
Commercial (4)	384,693	6,379	6.58	377,077	6,069	6.46	377,501	5,379	5.65
Total loans	1,327,519	19,505	5.83	1,262,707	18,704	5.94	1,144,411	16,051	5.56
Total earning assets	1,799,647	$24,484	5.40	1,636,023	$22,292	5.47	1,493,833	$18,346	4.87
Noninterest-earning assets	112,359			100,442			96,555
Total assets	$1,912,006			$1,736,465			$1,590,388

Interest-bearing liabilities
NOW and money market deposits	$390,899	$1,115	1.13%	$387,116	$968	1.00%	$333,471	$606	0.72%
Savings deposits	29,713	30	0.40	29,499	30	0.40	36,746	43	0.46
Time deposits	700,326	2,994	1.70	666,493	2,410	1.45	690,378	2,061	1.18
Total interest-bearing deposits	1,120,938	4,139	1.46	1,083,108	3,408	1.26	1,060,596	2,711	1.01
FHLB short-term advances	156,739	793	2.01	34,011	129	1.52	-	-	0.00
Long-term debt	49,615	849	6.79	49,583	849	6.87	49,470	848	6.80
Subordinated debentures	3,479	76	8.67	3,459	71	8.26	3,388	60	6.99
Total interest-bearing liabilities	1,330,771	$5,857	1.75	1,170,161	$4,457	1.53	1,113,455	$3,618	1.29
Noninterest-bearing liabilities
Noninterest-bearing deposits	276,795			271,920			227,854
Other noninterest-bearing liabilities	13,048			12,931			11,599
Total noninterest-bearing liabilities	289,843			284,850			239,453
Shareholders' equity	291,392			281,454			237,480
Total liabilities and shareholders' equity	$1,912,006			$1,736,465			$1,590,388
Net interest income / interest rate spreads		$18,627	3.65%		$17,835	3.94%		$14,727	3.58%
Net interest margin			4.11			4.37			3.91

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended September 30,
	2018			2017
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$76,800	$1,560	2.72%	$151,755	$1,712	1.51%
Securities (2)
Available for sale	70,701	1,474	2.79	40,862	746	2.44
Held to maturity	9,992	276	3.70	5,980	176	3.94
Mortgage loans held for sale	243,949	8,207	4.50	74,230	2,617	4.71
Loans held for investment: (3)
Real estate	882,840	36,858	5.58	766,974	31,990	5.58
Commercial (4)	382,072	18,587	6.50	374,979	15,384	5.49
Total loans	1,264,912	55,444	5.86	1,141,953	47,375	5.55
Total earning assets	1,666,354	$66,961	5.37	1,414,780	$52,627	4.97
Noninterest-earning assets	101,349			93,160
Total assets	$1,767,703			$1,507,940
Interest-bearing liabilities
NOW and money market deposits	$374,331	$2,750	0.98%	$301,254	$1,577	0.70%
Savings deposits	30,373	95	0.42	34,879	121	0.46
Time deposits	669,503	7,450	1.49	695,020	5,903	1.14
Total interest-bearing deposits	1,074,207	10,295	1.28	1,031,153	7,601	0.99
FHLB short-term advances	74,412	992	1.78	5,128	29	0.77
Long-term debt	49,583	2,546	6.87	49,433	2,547	6.89
Subordinated debentures	3,459	211	8.17	3,366	173	6.88
Total interest-bearing liabilities	1,201,661	$14,045	1.56	1,089,080	$10,350	1.27
Noninterest-bearing liabilities
Noninterest-bearing deposits	272,261			205,532
Other noninterest-bearing liabilities	12,428			10,274
Total noninterest-bearing liabilities	284,689			215,805
Shareholders' equity	281,353			203,054
Total liabilities and shareholders' equity	$1,767,703			$1,507,940
Net interest income / interest rate spreads		$52,916	3.81%		$42,275	3.70%
Net interest margin			4.25			4.00

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Per share data (common stock)
Earnings
Basic	$0.50	$0.58	$0.45
Diluted	$0.48	$0.54	$0.42
Dividends declared	$0.09	$0.09	$-
Basic, excluding merger expense	$0.52	$0.59	$0.45
Diluted, excluding merger expense	$0.50	$0.56	$0.42
Book value	$17.56	$17.30	$16.49
Tangible book value	$15.71	$15.41	$14.49
Weighted average shares outstanding
Basic	16,641,166	16,407,439	14,767,457
Diluted	17,425,300	17,322,800	15,851,929
Shares outstanding at period end	16,795,903	16,544,627	15,790,611
Performance ratios
Return on average assets, annualized	1.73%	2.18%	1.65%
Return on average shareholders' equity, annualized	11.34%	13.45%	11.04%
Return on average tangible common equity, annualized	12.70%	15.13%	12.73%
Noninterest income to average assets, annualized	0.44%	0.65%	0.95%
Noninterest expense to average assets, annualized	1.80%	1.89%	1.80%
Yield on average earning assets	5.40%	5.47%	4.87%
Cost of average deposits	1.17%	1.01%	0.83%
Cost of average interest-bearing deposits	1.46%	1.26%	1.01%
Cost of average interest-bearing liabilities	1.75%	1.53%	1.29%
Accretion on loans to average earning assets	0.05%	0.23%	0.17%
Net interest spread	3.65%	3.94%	3.58%
Net interest margin	4.11%	4.37%	3.91%
Efficiency ratio	41.76%	39.72%	38.87%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended September 30,
	2018	2017
Per share data (common stock)
Earnings
Basic	$1.62	$1.53
Diluted	$1.54	$1.42
Basic, excluding merger expense	$1.66	$1.53
Diluted, excluding merger expense	$1.57	$1.42
Dividends declared	$0.26	$0.30
Book value	$17.56	$16.49
Tangible book value	$15.71	$14.49
Weighted average shares outstanding
Basic	16,379,211	13,481,459
Diluted	17,309,241	14,559,043
Shares outstanding at period end	16,795,903	15,790,611
Performance ratios
Return on average assets, annualized	2.01%	1.83%
Return on average shareholders' equity, annualized	12.65%	13.59%
Return on average tangible common equity, annualized	14.23%	16.10%
Noninterest income to average assets, annualized	0.56%	0.83%
Noninterest expense to average assets, annualized	1.90%	1.84%
Yield on average earning assets	5.37%	4.97%
Cost of average deposits	1.02%	0.82%
Cost of average interest-bearing deposits	1.28%	0.99%
Cost of average interest-bearing liabilities	1.56%	1.27%
Accretion on loans to average earning assets	0.12%	0.23%
Net interest spread	3.81%	3.70%
Net interest margin	4.25%	4.00%
Efficiency ratio	41.72%	40.13%
Common stock dividend payout ratio	16.00%	19.60%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	September 30,	June 30,	September 30,
	2018	2018	2017
Loan to deposit ratio	88.26%	90.15%	90.76%
Core deposits / total deposits	65.23%	70.18%	73.37%
Net non-core funding dependence ratio	10.53%	17.43%	22.81%

Credit Quality Data:
Loans 30-89 days past due	$1,440	$1,064	$2,433
Loans 30-89 days past due to total loans	0.10%	0.08%	0.18%
Nonperforming loans	$6,640	$6,553	$3,950
Nonperforming loans to total loans	0.48%	0.51%	0.33%
Nonperforming assets	$6,933	$6,846	$4,243
Nonperforming assets to total assets	0.32%	0.38%	0.26%
Allowance for loan losses to total loans	1.17%	1.14%	0.95%
Allowance for loan losses to nonperforming loans	243.64%	223.68%	289.12%
Net charge-offs to average loans (for the quarter-to-date period)	0.05%	—	-0.07%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	12.53%	14.28%	14.20%
Tier 1 leverage ratio	14.28%	15.23%	14.91%
Tier 1 common capital to risk-weighted assets	17.58%	18.29%	18.23%
Tier 1 capital to risk-weighted assets	17.82%	18.54%	18.49%
Total capital to risk-weighted assets	22.21%	23.16%	23.37%

Regulatory capital ratios—bank only
Tier 1 leverage ratio	13.94%	14.84%	14.57%
Tier 1 common capital to risk-weighted assets	17.39%	18.06%	18.13%
Tier 1 capital to risk-weighted assets	17.39%	18.06%	18.13%
Total capital to risk-weighted assets	18.50%	19.14%	19.08%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	3Q	2Q	1Q	4Q	3Q
Quarterly Consolidated Statements of Earnings	2018	2018	2018	2017	2017
Interest income
Loans, including fees	$23,445	$21,132	$19,074	$20,297	$17,200
Investment securities and other	1,028	1,152	1,103	1,182	1,146
Total interest income	24,473	22,284	20,177	21,479	18,346
Interest expense
Deposits	4,139	3,408	2,748	2,671	2,710
Interest on subordinated debentures and other	925	920	913	909	908
Other borrowings	793	129	71	7	—
Total interest expense	5,857	4,457	3,732	3,587	3,618
Net interest income before provision for loan losses	18,616	17,827	16,445	17,892	14,728
Provision for loan losses	1,695	700	184	2,436	700
Net interest income after provision for loan losses	16,921	17,127	16,261	15,456	14,028
Noninterest income	2,105	2,793	2,455	3,798	3,796
Noninterest expense	8,654	8,191	8,289	6,884	7,200
Earnings before income taxes	10,372	11,729	10,427	12,370	10,624
Income taxes	2,041	2,292	1,580	7,481	4,013
Net income	$8,331	$9,437	$8,847	$4,889	$6,611
Net income per common share - basic	$0.50	$0.58	$0.55	$0.31	$0.45
Net income per common share - diluted	$0.48	$0.54	$0.52	$0.29	$0.42
Cash dividends declared per common share	$0.09	$0.09	$0.08	$0.08	—
Cash dividends declared	$1,489	$1,470	$1,275	$1,270	—
Yield on average assets, annualized	1.73%	2.18%	2.15%	1.18%	1.65%
Yield on average earning assets	5.40%	5.47%	5.23%	5.54%	4.87%
Cost of average deposits	1.17%	1.01%	0.85%	0.81%	0.83%
Cost of average interest-bearing deposits	1.46%	1.26%	1.07%	1.02%	1.01%
Cost of average interest-bearing liabilities	1.75%	1.53%	1.36%	1.30%	1.29%
Accretion on loans to average earning assets	0.05%	0.23%	0.09%	0.71%	0.17%
Net interest margin	4.11%	4.37%	4.26%	4.62%	3.91%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of September 30, 2018		As of June 30, 2018		As of March 31, 2018		As of December 31, 2017		As of September 30, 2017
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$299,764	21.7	$311,186	24.2	$278,394	22.1	$280,766	22.5	$225,967	18.9
SBA	87,459	6.3	97,142	7.6	114,652	9.1	131,421	10.5	148,005	12.4
Construction and land development	110,710	8.0	94,901	7.4	101,240	8.0	91,908	7.4	94,297	7.9
Commercial real estate (1)	524,174	38.0	492,993	38.4	500,051	39.6	496,039	39.7	491,086	41.0
Single-family residential mortgages	359,111	26.0	287,860	22.4	267,591	21.2	248,940	19.9	237,167	19.8
Total loans (2)	$1,381,218	100.0	$1,284,082	100.0	$1,261,928	100.0	$1,249,074	100.0	$1,196,522	100.0
Allowance for loan losses	(16,178)		(14,657)		(13,957)		(13,773)		(11,420)
Total loans, net	$1,365,040		$1,269,425		$1,247,971		$1,235,301		$1,185,102

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Nine months ended
Change in Allowance for Loan Losses	September 30,
(dollars in thousands)	2018	2017
Beginning balance	$13,773	$14,162
Additions (recapture) to the allowance charged to expense	2,580	(3,488)
Recoveries (charged-off) on loans	—	746
	16,353	11,420
Less loans charged-off	(175)	—
Ending balance	$16,178	$11,420

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2018 and 2017.

	September 30,
(dollars in thousands, except per share data)	2018	2017
Tangible common equity:
Total shareholders' equity	$294,999	$260,331
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,203)	(1,525)
Tangible common equity	$263,856	$228,866
Tangible assets:
Total assets-GAAP	$2,136,839	$1,642,714
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,203)	(1,525)
Tangible assets	$2,105,696	$1,611,249
Common shares outstanding	16,795,903	15,790,611
Tangible common equity to tangible assets ratio	12.53%	14.20%
Tangible book value per share	$15.71	$14.49